Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260534

PROSPECTUS SUPPLEMENT NO. 14

(to prospectus dated June 30, 2022)

ALGOMA STEEL GROUP INC.

129,836,439 Common Shares

604,000 Warrants to Purchase Common Shares

24,179,000 Common Shares Underlying Warrants

This prospectus supplement amends and supplements the prospectus dated June 30, 2022, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-260534). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission on September 28, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Shares and Warrants are listed on The Nasdaq Stock Market (“Nasdaq”) under the symbols “ASTL” and “ASTLW”, respectively, and on the Toronto Stock Exchange (the “TSX”) under the symbols “ASTL” and “ASTL.WT,” respectively. On September 27, 2022, the last reported sales prices of the Common Shares on Nasdaq and the TSX were $7.42 and C$10.17, respectively, and the last reported sales prices of the Warrants were $1.34 and C$1.85, respectively.

We are a “foreign private issuer” as defined in the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Additionally, Nasdaq rules allow foreign private issuers to follow home country practices in lieu of certain of Nasdaq’s corporate governance rules. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 28, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2022

Commission File Number 001-40924

ALGOMA STEEL GROUP INC.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name)

105 West Street

Sault Ste. Marie, Ontario

P6A 7B4, Canada

(705) 945-2351

(Address and telephone number of registrant’s principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F  ☒             Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INCORPORATION BY REFERENCE

Exhibit 99.1 of this Form 6-K is incorporated by reference into the Registration Statement on Form S-8 (Commission File No. 333-264063) of the Registrant, Algoma Steel Group Inc.

DOCUMENTS INCLUDED AS PART OF THIS REPORT

Exhibit

99.1	Press Release dated September 27, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Algoma Steel Group Inc.

Date: September 28, 2022	By:	/s/ John Naccarato
Name: John Naccarato
Title: Vice President Strategy and General Counsel

Exhibit 99.1

Algoma Steel Provides Fiscal Second Quarter 2023 Guidance

SAULT STE. MARIE, Ontario, Sept. 27, 2022 - Algoma Steel Group Inc. (NASDAQ: ASTL; TSX: ASTL) (“Algoma” or “the Company”), a leading Canadian producer of hot and cold rolled steel sheet and plate products, today provided guidance for its fiscal second quarter 2023.

Fiscal second quarter 2023 Adjusted EBITDA is expected to be in a range of $75 million to $80 million.

Michael Garcia, the Company’s Chief Executive Officer, commented, “Our projected fiscal second-quarter results largely reflect previously disclosed operational challenges, as well as the continued decline in prices for our finished products, both of which had a negative impact on overall profitability.”

Mr. Garcia continued, “In the quarter we experienced a production shortfall due to various operational challenges, resulting in a decline in shipments to an estimated 415,000 to 425,000 tons for the quarter. The most significant of these challenges was the previously disclosed plate mill modernization commissioning delay. Additionally, volume through our direct strip production complex (DSPC) was negatively affected by production shortfalls mainly due to temporary workforce availability events. We are implementing various measures to address these issues. We believe most plate mill issues are behind us and we are now operating above 80% capacity. We continue to work with our vendor on mill automation software to reach our full product lineup and capacity. With respect to the coal conveyor that was damaged by fire in the quarter resulting in higher costs, repair work is expected to be completed in early October, allowing internal coke production to return to 100% capacity.”

“Amid the challenges faced in the quarter, we continue to see steady demand for our products and are advancing the development and construction of our transformative Electric Arc Furnace project, which remains on time and on budget for a mid-year 2024 start-up. Additionally, we are pleased to have reached a labour agreement with our unionized workforce that provides labour security for the next five years. With a robust balance sheet, a continued strong cash generating outlook, and a prudent capital return program, we believe we are well positioned to address these near-term obstacles and deliver long-term value creation for all of our stakeholders,” Mr. Garcia concluded.

Algoma Steel Inc.  |  105 West Street, Sault Ste. Marie, ON, Canada P6A 7B4  |  T: 705-945-2351 F: 705-945-2203  |  algoma.com

YOUR PARTNER IN STEEL. SINCE 1901

About Algoma Steel Inc.

Based in Sault Ste. Marie, Ontario, Canada, Algoma is a fully integrated producer of hot and cold rolled steel products including sheet and plate. With a current raw steel production capacity of an estimated 2.8 million tons per year, Algoma’s size and diverse capabilities enable it to deliver responsive, customer-driven product solutions straight from the ladle to direct applications in the automotive, construction, energy, defense, and manufacturing sectors. Algoma is a key supplier of steel products to customers in Canada and Midwest USA and is the only producer of plate steel products in Canada. The Company’s mill is one of the lowest cost producers of hot rolled sheet steel (HRC) in North America owing in part to its state-of-the-art Direct Strip Production Complex (“DSPC”), which is the newest thin slab caster in North America with direct coupling to a basic oxygen furnace (BOF) melt shop.

Algoma has achieved several meaningful improvements over the last several years that are expected to result in enhanced long-term profitability for the business. Algoma has upgraded its DSPC facility and recently installed its No. 2 Ladle Metallurgy Furnace. Additionally, the Company has cost cutting initiatives underway and is in the process of modernizing its plate mill facilities.

Today Algoma is on a transformation journey, investing in its people and processes, optimizing and modernizing to secure a sustainable future. Our customer focus, growing capability and courage to meet the industry’s challenges head-on, position us firmly as your partner in steel.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking information” under applicable Canadian securities legislation and “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 (collectively, “forward looking statements”), including statements regarding Algoma’s Adjusted EBITDA guidance, estimated shipments for the second quarter of fiscal 2023, expectations regarding the timing to return the facility hosting the coal conveyor to full production and expectations of enhanced long-term profitability for the business, Algoma’s ability to deliver long-term value creation for all of its stakeholders and the timeline for completion of the transformation to Electric Arc Furnace steelmaking. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “pipeline,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: the risks that Algoma will be unable to realize its business plans and strategic objectives, including its

Algoma Steel Inc.  |  105 West Street, Sault Ste. Marie, ON, Canada P6A 7B4  |  T: 705-945-2351 F: 705-945-2203  |  algoma.com

YOUR PARTNER IN STEEL. SINCE 1901

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investment in and transition to electric arc steelmaking; risks relating to short-term absenteeism affecting production due to reduced available operations workforce, as well as challenges of commissioning new technology in an operating mill which, through delays and other challenges, may impact volumes; the risks associated with the steel industry generally; and changes in general economic conditions, including as a result of the COVID-19 pandemic, inflation and the ongoing conflict in Ukraine. The foregoing list of factors is not exhaustive and readers should also consider the other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Algoma’s Annual Report on Form 20-F filed with the SEC (available at www.sec.gov), and the Ontario Securities Commission (“OSC”) (available under Algoma’s SEDAR profile at www.sedar.com), and in Algoma’s other public filings with the SEC and the OSC. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Algoma assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-IFRS Financial Measures

To supplement our financial statements, which are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), we use certain non-IFRS measures to evaluate the performance of Algoma. These terms do not have any standardized meaning prescribed within IFRS and, therefore, may not be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement those IFRS measures by providing a further understanding of our financial performance from management’s perspective. Accordingly, they should not be considered in isolation nor as a substitute for analysis of our financial information reported under IFRS.

Adjusted EBITDA, as we define it, refers to net (loss) income before amortization of property, plant, equipment and amortization of intangible assets, finance costs, interest on pension and other post-employment benefit obligations, income taxes, foreign exchange loss (gain), finance income, carbon tax, changes in fair value of warrant, earnout and share-based compensation liabilities, transaction costs and share based compensation related to performance share units. Adjusted EBITDA is not intended to represent cash flow from operations, as defined by IFRS, and should not be considered as alternatives to net earnings, cash flow from operations, or any other measure of performance prescribed by IFRS. Adjusted EBITDA, as we define and use it, may not be comparable to Adjusted EBITDA as defined and used by other companies. We consider Adjusted EBITDA to be a meaningful measure to assess our operating performance in addition to IFRS measures. It is included because we believe it can be useful in measuring our operating performance and our ability to expand our business and provide management and investors with additional information for comparison of our operating results across different time periods

Algoma Steel Inc.  |  105 West Street, Sault Ste. Marie, ON, Canada P6A 7B4  |  T: 705-945-2351 F: 705-945-2203  |  algoma.com

YOUR PARTNER IN STEEL. SINCE 1901

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and to the operating results of other companies. Adjusted EBITDA is also used by analysts and our lenders as a measure of our financial performance. However, Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, net income, cash flow from operations or other data prepared in accordance with IFRS. Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to invest in business growth or to reduce indebtedness. We compensate for these limitations by relying primarily on our IFRS results using Adjusted EBITDA only as a supplement to such results.

For more information, please contact:

Michael Moraca

Treasurer & Investor Relations Officer

Algoma Steel Group Inc.

Phone: 705.945.3300

E-mail: IR@algoma.com

Algoma Steel Inc.  |  105 West Street, Sault Ste. Marie, ON, Canada P6A 7B4  |  T: 705-945-2351 F: 705-945-2203  |  algoma.com

YOUR PARTNER IN STEEL. SINCE 1901

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